UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2005

palmOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 N. McCarthy Blvd., Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

(408) 503-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 16, 2005, palmOne announced that it had appointed Ed Colligan, its President and interim Chief Executive Officer to the role of Chief Executive Officer. Mr. Colligan will remain palmOne’s President. In addition, palmOne’s board of directors appointed Mr. Colligan as a member of palmOne’s board of directors. Mr. Colligan is 44. Mr. Colligan has served as President of palmOne since June 2004. From October 2003 until June 2004, he served as Senior Vice President and General Manager of the Wireless Business Unit of palmOne. Prior to joining palmOne in October 2003, Mr. Colligan was a co-founder and the President since October 2002 and the Chief Operating Officer since July 2001 of Handspring, Inc., a developer and seller of handheld computers and smartphones. From October 1998 through July 2001, he served as Senior Vice President, Marketing and Sales, of Handspring.

In June 2003 and effective upon palmOne’s acquisition of Handspring, palmOne entered into an offer letter agreement with Mr. Colligan, which provides for: a base annual salary of $350,000, bonus eligibility, sales incentive compensation eligibility and a grant of 20,000 shares of palmOne restricted stock subject to two year vesting with 50% vesting after the first year and the remaining 50% vesting two years after the Handspring acquisition. Mr. Colligan’s base annual salary was increased to $480,000 when he became President of palmOne. In connection with his offer letter, palmOne also entered into its standard management retention and severance agreements (described in palmOne’s Proxy Statement for its 2004 annual stockholders’ meeting, filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2004, and filed as exhibits 10.13 attached to its Registration Statement on Form S-1/A filed with the Commission on February 28, 2000 and 10.44 attached to its Quarterly Report on Form 10-Q filed with the Commission on October 11, 2002, respectively) with Mr. Colligan.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release issued May 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALMONE, INC.

Date: May 19, 2005	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued May 16, 2005